Exhibit 99.1
Contact:
Mark Burgess, CEO
813-884-0000
Anchor Glass Files Voluntary Chapter 11
TAMPA, Florida, August 8, 2005 — Anchor Glass Container Corporation (NASDAQ: AGCC) announced today that the Company filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code in the Middle District of Florida, Tampa Division. The Company said that it intends to request Court approval to continue payments of employee salaries and continue health and welfare benefits to current employees without disruption.
The Company’s existing senior secured credit facility lenders have agreed to convert their loan facility into a debtor-in-possession facility in order for the Company to continue its operations. The Company is in discussions to obtain additional debtor-in-possession financing that it believes will be required after the existing facility is fully utilized.
Anchor also announced that Mark Burgess, who joined Anchor in May 2005 as Executive Vice President, Finance and CFO, has been appointed the Chief Executive Officer of the Company effective immediately.
Mr. Burgess stated that, “The Chapter 11 process will give the Company the opportunity to restructure its finances while it continues to operate its business.” In addition Mr. Burgess said, “Anchor’s goal is to continue delivering quality products to its existing customer base without interruption and to maintain its relationships with its suppliers.”
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The company disclaims any obligation to update any forward-looking statements.